Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-144999
AMBASSADORS INTERNATIONAL, INC.
PROSPECTUS SUPPLEMENT NO. 3 DATED JULY 30, 2008
TO FINAL PROSPECTUS DATED OCTOBER 2, 2007
     The final prospectus of Ambassadors International, Inc. dated October 2, 2007, as supplemented by Prospectus Supplement No. 1 dated November 20, 2007 and Prospectus Supplement No. 2 dated January 25, 2008, is further supplemented to include the following updated information:
SELLING SECURITYHOLDERS
The “Selling Securityholders” section contained in the prospectus dated October 2, 2007, as supplemented by Prospectus Supplement No. 1 dated November 20, 2007 and Prospectus Supplement No. 2 dated January 25, 2008, is further supplemented to include the following selling securityholders. The following table sets forth information, as of July 16, 2008, with respect to the selling securityholders listed below and the principal amount of notes beneficially owned by such securityholders that may be offered pursuant to this prospectus.

	Shares of	Principal
	Common	Amount of				Shares of Common
	Stock	Notes				Stock Beneficially
	Beneficially	Beneficially		Common Stock		Owned After
	Owned	Owned and	Percentage	Offered Herby		Offering
	Prior to	Offered	of Notes	Number	Percentage		Percentage
Name	Offering**	Hereby	Outstanding	(1)	(2)	Number	(3)
WellPoint, Inc. (21)	81,448	$4,510,000	4.65%	80,622	*	826	—
President and Fellows of Harvard College (21)	72,797	$4,031,000	4.16%	72,059	*	738	—
Whippoorwill Offshore Distressed Opportunity Fund, Ltd. (21)	93,548	$5,180,000	5.34%	92,599	*	949	—
Whippoorwill Distressed Opportunity Fund, Ltd. (21)	111,191	$6,157,000	6.35%	110,064	1.01%	1,127	—

*	Less than 1.00%

**	Includes the shares of common stock issuable upon conversion of the notes being offered by the selling securityholder.

(1)	Represents the maximum number of shares of our common stock issuable upon conversion of all the holder’s notes, based on the initial conversion rate of 17.8763 shares of our common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes – Conversion” and “Description of the Notes — Adjustment to Conversion Rate Upon a Fundamental Change.” As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on 11,141,067 shares of our common stock outstanding as of April 29, 2008. In calculating this amount for each holder, we treated as outstanding the number of shares of our common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Assumes all shares being offered under this prospectus are sold. The percentage of share ownership indicated is based on 11,141,067 shares of our common stock outstanding as of April 29, 2008.

(21)	Whippoorwill Associates, Inc., the agent and authorized signatory of the selling securityholder, has voting and dispositive power over the securities being offered. Shelley F. Greenhaus, a principal of Whippoorwill Associates, Inc., has voting and dispositive power over the securities being offered.